Exhibit 10.8

TABLE OF CONTENTS

Part I. Separation Agreement and General Release

Part II. First Amendment to Separation Agreement and General Release

PART I

SEPARATION AGREEMENT AND GENERAL RELEASE

     THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into as of April 23, 2004, by and between GARY M. RALSTON (“Ralston”) and COMMERCIAL NET LEASE REALTY, INC. (“CNLR” or the “Company”).

     WHEREAS, pursuant to an Employment Agreement with CNLR, dated May 15, 1997 (the “Ralston Employment Agreement”), Ralston currently is employed as CNLR’s Chief Operating Officer and President;

     WHEREAS, Ralston has expressed an interest in leaving his position at CNLR;

     WHEREAS, the parties wish to resolve all matters between themselves on an amicable basis; and

     WHEREAS, contemporaneously with the execution of this Agreement, Ralston will enter into a consulting agreement and investment agreement with James M. Seneff, Jr. (the “Seneff/Ralston Agreements”), which the parties acknowledge and agree is not inconsistent with the promises they undertake herein.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement, the sufficiency of which the parties hereto acknowledge, it is agreed as follows:

     1. Ralston will remain as CNLR’s Chief Operating Officer and President and will report to CNLR’s Chief Executive Officer, Craig Macnab, until close of business on April 30, 2004 (the “Separation Date”), after which he will no longer be employed by CNLR. As of the Separation Date, Ralston will voluntarily resign as Chief Operating Officer and President and will also voluntarily resign any other positions, titles, or offices he may hold at CNLR or any affiliated companies or entities. Prior to the Separation Date, CNLR will continue to pay and provide Ralston’s current salary and benefits, pursuant to normal payroll and business practices, as provided in the Ralston Employment Agreement. Upon the execution of this Agreement, Ralston shall execute and deliver to CNLR and its subsidiaries and affiliates (collectively, the “CNLR Group”) his letter of resignation as an officer and director effective as of the Separation Date in form and substance identical to the letter attached hereto as Exhibit “A.” The parties will agree on an appropriate press release with respect to Ralston’s resignation.

     2. In consideration for Ralston’s promises in this Agreement, CNLR makes the following promises:

          (a) CNLR agrees to pay Ralston the sum of Seven Hundred and Fifty Thousand Dollars ($750,000), net of all legally required payroll and income tax withholdings. Of the $750,000, $250,000 shall be due and payable on May 1, 2004, and the remaining $500,000 balance shall be paid in twenty-four equal monthly installments, commencing on June 1, 2004.

          (b) CNLR will also pay Ralston by separate check his regular compensation for hours worked through the Separation Date, but which remain unpaid as of the Separation Date, and any vacation pay that is accrued but unused as of the Separation Date, net of all legally required payroll and income tax withholdings.

          (c) CNLR agrees to pay Ralston the sum of Four Hundred Thirty-Seven Thousand Five Hundred Dollars ($437,500), net of all legally required payroll and income tax withholdings on May 1, 2004.

          (d) CNLR will allow all shares of Restricted Stock (as described in the Restricted Stock Agreement between Ralston and CNLR, dated March 14, 2003 (the “Restricted Stock Agreement”)) currently held in Ralston’s name to fully and completely vest as of the Separation Date and will pay the “tax gross-up payment” as provided in Paragraph 7 of the Restricted Stock Agreement as of such vesting date.. The remaining undistributed shares shall be held in escrow by the Company, and shall be released to Ralston on a pro-rata basis each month over the two-year period commencing May 1, 2004, and Ralston shall be entitled to receive any and all dividends with respect to such escrowed shares in accordance with the terms of the Restricted Stock Agreement. A letter will be provided to Wachovia National Bank indicating that the shares have vested.

          (e) On or before May 31, 2004, CNLR will purchase (or will designate an affiliated or unaffiliated purchaser for) Ralston’s shares of stock or other equity interests in Commercial Net Lease Realty Services, Inc. for an aggregate purchase price of no less than $250,000 or no greater than $315,000. Such purchase price will be based on a valuation prepared by Schonbraun Safris McCann Bekritsky & Co. LLC. At the time of CNLR’s purchase of Ralston’s interests, the other shareholders’ voting interests will be acquired by CNLR at a purchase price equal to each shareholder’s pro-rata interest in Commercial Net Lease Realty Services based on Schonbraun valuation.

          (f) Ralston acknowledges and represents to CNLR that as the President and Chief Operating Officer of CNLR he is familiar with the operations, prospects, and financial condition of the CNLR Group including but not limited to Commercial Net Lease Realty Services, Inc., he believes the aggregate purchase price set forth in subparagraph (e) above is a fair and reasonable price for the Equity Interests, and that neither CNLR, any member of the CNLR Group, nor any of their officers or directors are making any representation as to the fair market value of the Equity Interests, any evaluation of the advisability of the sale of such equity interests, or the fairness of the purchase price for the Equity Interests. On or prior April 30, 2004, the parties hereto will agree as to the allocation of the purchase price among the various Equity Interests.

          (g) CNLR will use commercially reasonable efforts to arrange for the purchase of Ralston’s equity interests in CNL Commercial Finance, Inc., CNL Commercial Investors, Inc. and CNL Funding, L.P. It is contemplated that these entities will be sold to third parties, and that Ralston shall be entitled to his pro-rata share of the purchase price paid with respect thereto based upon his percentage ownership of the entities.

          (h) CNLR will pay Ralston’s documented and reasonable attorneys’ fees related to negotiating this Agreement, not to exceed $24,000.00, within thirty (30) days of Ralston’s submission of the bill for legal services to CNLR.

          (i) The payments and promises set forth above will not be disbursed to Ralston until at least seven (7) business days following CNLR’s receipt of this Agreement executed by Ralston and the expiration without revocation of the revocation period described in Paragraph 13 of this Agreement.

     3. (a) CNLR agrees to engage Ralston to provide consulting services for twelve(12) months (the “Consulting Services”), beginning May 1, 2004, at a rate of Two Hundred Fifty Thousand Dollars ($250,000) per year, payable in equal monthly installments at the beginning of each month throughout the consulting period beginning on June 1, 2004. Until November 30, 2004, Ralston shall provide up to forty (40) hours per month, and during the remainder of this term he shall provide up to twenty (20) hours per month (the “Hours Requirement”) of Consulting Services to CNLR, including, but not limited to, providing counsel and expertise relating to (i) transitioning in a new Chief Executive Officer, (ii) assisting CNLR on issues arising with major tenants, brokers, and shareholders, and (iii) assisting with investor relations. Ralston further agrees that, as a consultant, he shall render the Consulting Services in a diligent, careful, thorough and professional manner consistent with good business practices and shall at all times use his best efforts to endeavor to provide CNLR competent assistance and to promote CNLR’s interest. At the request of CNLR, Ralston shall submit to CNLR by the tenth business day of each month a written report summarizing his hours worked and services provided in the preceding month. Should Ralston incur any reasonable out-of-pocket expenses in connection with the Consulting Services (other than for such office space and support as he might otherwise incur in connection with permissible activities other than the Consulting Services), CNLR shall reimburse Ralston for such expenses upon the presentation of an itemized invoice with appropriate supporting documentation. The consulting engagement shall not be deemed to create an agency, joint venture, partnership or franchise relationship between CNLR and Ralston. Ralston acknowledges that he is voluntarily terminating his employment relationship with CNLR and is choosing to provide services to the Company as an independent contractor. Ralston acknowledges that, after April 30, 2004, he will not be an employee of CNLR and, subject to subparagraph (b) below, will not be entitled to any Company employment rights or benefits nor shall be authorized to act on behalf of Company. Ralston shall not hold himself out as having authority to act on behalf of CNLR unless specifically authorized to do so in writing by CNLR’s Chief Executive Officer. Ralston shall be solely responsible for any and all tax obligations related to his Consulting Services for the Company, including but not limited to, all city, state and federal income taxes, social security withholding tax and other self employment tax incurred by him (provided that such provision does not affect CNLR’s obligation to pay to Ralston the tax gross-up amounts provided in Paragraph 2(d) hereof). Ralston will not cite his Consulting Services in support of any claim to be an employee of CNLR for the purpose of claiming unemployment or workers’ compensation or seeking other employment-related benefits (other than as may be required to enforce CNLR’s obligations described in subparagraph

(b) below). CNLR shall not dictate the work hours of Ralston during the term of his Consulting Services, nor have the right to control the manner, means, or method by which Ralston performs the Consulting Services called for by this Agreement. Rather, CNLR shall be entitled only to direct Ralston with respect to the elements of services to be performed by Ralston and the results expected to be derived by CNLR there from, to inform Ralston as to where and when such services shall be performed, and to review and assess the performance of such services by Ralston for the limited purposes of assuring that such services have been reasonably satisfactorily performed. CNLR shall be entitled to exercise broad general power of supervision and control over the results of Ralston’s work to ensure satisfactory performance, including the right to inspect, the right to stop work, the right to make suggestions or recommendations as to the details of the work, and the right to propose modifications to the work. Except as may be otherwise agreed to by CNLR in writing, Ralston shall not be entitled to any compensation for the Consulting Services other than the compensation set forth in this Paragraph 3. It is acknowledged and understood that if Ralston is requested to engage in development work on behalf of CNLR or its affiliates, to negotiate joint ventures or other arrangements or provide services over and above the types of services normally considered “consulting” in nature, CNLR and Ralston anticipate entering into separate compensation agreements for such services, if any; provided, however, the parties acknowledge and agree that, for the purposes of this Agreement, to the extent such services are provided within the Hours Requirement, the services shall be deemed “consulting” in nature.

          (b) During the first eighteen (18) months of the Non-Compete Period described in Paragraph 5 below, CNLR shall pay, for the benefit of Ralston, all payments Ralston would otherwise be entitled to make under the Consolidated Omnibus Reconciliation Act of 1985 (COBRA) for such continuing health benefits (including any medical, vision or dental benefits) under the Company’s health plans and programs applicable to senior executives of the Company generally. During the remaining six (6) month term of this Agreement, CNLR shall arrange to provide, for the benefit of Ralston, continuing health benefits (including any medical, vision or dental benefits) comparable to those provided under the Company’s health plans and programs applicable to senior executives of the Company. The parties hereto expressly understand and agree that nothing in this subparagraph (b) shall restrict the ability of the Company to amend or terminate such plans and programs from time to time in its sole discretion; provided, however, that the Company shall in no event be required to provide such coverage after such time as Ralston becomes entitled to receive health benefits from another employer or recipient of Ralston’s services, other than a subsidiary or affiliate of CNLR (and provided, further, that (i) such entitlement shall be determined without regard to any individual waivers or other arrangements, and (ii) nothing contained herein shall require Ralston, to the extent he determines to establish a company pursuant to the Seneff/Ralston Agreement, to have such company provide health benefits to Ralston.

          (c) Until November 30, 2004, CNLR shall provide office space and appropriate support services to Ralston to facilitate the provision of the consulting services during the initial term at a location reasonably near the executive offices of the Company.

     4. The parties agree that their promises in Paragraphs 2, 3, 5, 8, 9,11, 12 and 15 are in full, final and complete settlement of all known claims Ralston may have against CNLR, its affiliates, subsidiaries, past and present officers, directors, employees, agents, successors and assigns, and that the various covenants, obligations and undertakings of Ralston as set forth herein are in full, final and complete settlement of all known claims that CNLR and its affiliates may have against Ralston arising out of or relating to his employment by and service to CNLR and its affiliates. Nothing contained herein shall constitute any waiver or relinquishment of the rights of Ralston as a stockholder of CNLR. Notwithstanding the foregoing, to the extent that any claim (whether or not known on the date hereof) by Ralston or CNLR is based on fraud, willful misconduct or gross negligence by the other party, the rights of the party claiming fraud, willful misconduct or gross negligence shall remain unaffected by this Paragraph 4, and such party may pursue any cause of action against the other party, whether at law or equity.

     5. (a) Ralston acknowledges that as the Chief Operating Officer and President of CNLR he has (i) acquired trade secrets (as defined in Section 688.024(4), Florida Statutes) of CNLR, (ii) acquired valuable confidential business information concerning the past, present, and future business of CNLR, and (iii) gained substantial relationships with CNLR customers and prospective customers. Ralston further acknowledges that the Business of the Company (as defined below) is very competitive and that competition by him in that business (except as permitted hereunder) would severely injure the Company. Accordingly, Ralston shall not, for a period of twenty-four (24) months following the date hereof (the “Non-Compete Period”), in any geographic market in which CNLR or any member of the CNLR Group is then doing Business or preparing to do Business, directly or indirectly, own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the Business of the Company. For the purposes of this Agreement, the Business of the Company shall be defined as the acquisition, ownership and management of a diversified portfolio of high-quality, single-tenant, freestanding properties leased to retail, office and industrial businesses. Notwithstanding the foregoing, Ralston shall be permitted to engage in the following activities;

               (i) Ralston may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (i) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, (ii) Ralston is not a controlling person of, or a member of a group which controls, such entity and (iii) Ralston does not, directly or indirectly, own five percent or more of any class of securities of such entity;

               (ii) Ralston may engage in private commercial real estate development business within the State of Florida through the development of commercial real estate projects provided that (A) Ralston notifies CNLR of the activities he intends to engage in prior to commencing the same, and (B) he provides CNLR with the opportunity to participate in the purchase of projects he may develop on a “first refusal” basis (that is, Ralston will provide CNLR with the opportunity to acquire the projects he develops on terms and conditions at least as favorable as those offered to third parties prior to accepting any purchase from a third party);

               (iii) Ralston may have an ownership interest in, and engage in any real estate activities through, the company formed pursuant to the Seneff/Ralston Agreements; and

               (iv) Ralston may become an owner, officer or employee of a privately held real estate competitor so long as (A) Ralston is the largest single stockholder of the real estate competitor (other than Seneff and any other shareholder approved by Seneff), (B) Ralston is actively involved in the management thereof, (C) the Real Estate Competitor is not funded by publicly-solicited debt or equity, and (D) the real estate competitor engages in activities that the company referred to in (iii) above elects not to participate in and such activities are conducted solely in the State of Florida.

          (b) Ralston further agrees that, during the Non-Compete Period, without the prior written consent of CNLR or except in connection with activities he may permissibly undertake pursuant to Paragraph 5(a) above, he (1) shall not solicit, directly or indirectly, for his own behalf or on behalf of any other person(s), any customer of the Company that had utilized services from the Company at any time during the Ralston’s employment or during the Non-Compete Period in any line of business that the Company conducts during Non-Compete Period or that the Company is actively soliciting, for the purpose of marketing or providing any service competitive with any service then offered by the Company; or (2) shall not engage, directly or indirectly, by himself or in connection with any other person(s), in the development or marketing of any service which will compete with any service that the Company is then providing, developing or marketing or is in the process of developing or marketing as of the Separation Date or (3) shall not directly or indirectly, whether for Ralston’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its affiliates, relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during Ralston’s employment with the Company and its affiliates (or the predecessors of either) is or was a customer or client of the Company or any of its affiliates (or any predecessor of either). Ralston further agrees that he shall not, directly or indirectly knowingly solicit or encourage to leave the employment or other service of the Company or any of its affiliates, any employee thereof or hire (on behalf of Ralston or any other person or entity) any employee who has left the employment or other service of the Company or any of its affiliates (or any predecessor of either) within one year of the termination of such employee’s or independent contractor’s employment or other service with the Company and its affiliates.

          (c) Ralston acknowledges that these restrictions set forth in this Paragraph 5 are reasonable in scope and duration. Ralston further acknowledges that he has sufficient assets and other skills to provide a reasonable livelihood for himself while such obligations are in force, and that together with the consulting engagement set forth in Paragraph 3, he has the ability to provide such a livelihood.

          (d) The restrictions contained in this Paragraph 5 shall terminate upon consummation of any transaction resulting in a “change in control” of CNLR. For the purposes of this Agreement, a change in control of CNLR occurs whenever as a result of a transaction or series of related transactions involving a merger with or acquisition by individuals or entities that are not affiliates of CNLR pursuant to which the then current shareholders (defined as those shareholders of CNLR immediately prior to the consummation of the transaction or the consummation of the first of the series of related transactions) wind up holding less than 50% of the resulting equity interests of CNLR or its successor.

     6. Nothing in this Agreement shall be construed as an admission of liability by CNLR, its affiliates, subsidiaries, or its past and present officers, directors, employees or agents, and CNLR specifically disclaims liability to or wrongful treatment of Ralston on the part of itself, its affiliates, subsidiaries, and its past and present officers, directors, employees and agents.

     7. Ralston represents that he has not filed any complaints or charges against the CNLR Group with the Equal Employment Opportunity Commission, or with any other federal, state or local agency or court, and covenants that he will not seek to recover on any claim released in this Agreement. Ralston also agrees that he will not in the future make any claim, charge, complaint, or demand, or file any suit, of any kind against any member of the CNLR Group or any of their officers, directors, employees, or agents based upon any facts or events which have occurred at any time prior to the execution of this Agreement except to the extent that he may file any claim, whether at law or equity or in any agency (whether or not known on the date hereof) based on fraud, willful misconduct or gross negligence by any member of the CNLR Group or any of their officers, directors, employees, or agents.

     8. Ralston covenants not to sue, and fully and forever releases and discharges CNLR, its parents, subsidiaries, affiliates, divisions, successors and assigns, together with its past and present trustees, directors, officers, employees, agents, attorneys and representatives (collectively, the “CNLR Releasees”) from any and all claims, debts, liens, liabilities, demands, obligations, acts, agreements, causes of action, suits, costs and expenses (including attorneys’ fees), damages (whether pecuniary, actual, compensatory, punitive or exemplary) or liabilities of any nature or kind whatsoever in law or equity or otherwise, whether now known or unknown, arising out of or in any way connected with Ralston’s employment with CNLR; provided, however, that nothing in this Agreement shall either waive any rights or claims of Ralston that arise after Ralston signs this Agreement or impair or preclude Ralston’s right to take action to enforce the terms of this Agreement or to pursue any claim (whether known or unknown) based on fraud, willful misconduct or gross negligence. CNLR covenants not to sue, and fully and forever releases and discharges Ralston from any and all known claims, debts, liens, liabilities, demands, obligations, acts, agreements, causes of action, suits, costs and expenses (including attorneys’ fees), damages (whether pecuniary, actual, compensatory, punitive or exemplary) or liabilities of any nature or kind whatsoever in law or equity or otherwise, whether now known or unknown, arising out of or in any way connected with Ralston’s employment with CNLR; provided, however, that nothing in this Agreement shall either waive any rights or claims of CNLR that arise after CNLR signs this Agreement or impair or preclude CNLR’s right to take action to enforce the terms of this Agreement or to pursue any claim (whether known or unknown) based on fraud, willful misconduct or gross negligence. This release by Ralston includes but is not limited to claims arising under federal, state or local laws prohibiting employment discrimination, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Equal Pay Act and the Americans with Disabilities Act, claims for attorneys’ fees or costs, workers’ compensation claims, and any and all claims regarding any claimed employment contract, whether written, oral, implied or otherwise, relating to CNLR’s right to terminate its employees, or any other claims under federal, state, or local statute, regulation or ordinance, common law, or any other law in any way relating to Ralston’s employment with CNLR or the termination of that employment.

     9. Each of CNLR and Ralston agrees, without limiting the generality of the above release, not to sue or otherwise institute or cause to be instituted or to in any way participate in or voluntarily assist in the prosecution of any complaints, charges or grievances against any releasee concerning any claims released in this Agreement.

     10. Ralston shall keep secret and retain in strictest confidence all confidential matters relating to (i) the Company’s business and affairs (which term includes activities other than the Business of the Company as defined herein) , (ii) the business of any of its affiliates and (iii) the Company and any of its affiliates, learned by Ralston heretofore or hereafter directly or indirectly from the Company or any of its subsidiaries or any predecessor of either (all such confidential matters, the “Confidential Company Information”), including, without limitation, information with respect to the Business and any aspect thereof, profit or loss figures, and the Company’s or its affiliates, (or any of their predecessors) properties, and shall not disclose such Confidential Company Information to anyone outside of the Company or its affiliates except with the Company’s prior express written consent and except for Confidential Company Information which (i) at the time of receipt or thereafter becomes publicly known through no wrongful act of Ralston, (ii) is clearly obtainable in the public domain, (iii) was not acquired by Ralston in connection with Ralston’s employment, service or affiliation with the Company, (iv) was not acquired by Ralston from the Company or its representatives or affiliates or from a third-party who has an agreement with the Company not to disclose such information, or (v) is required to be disclosed by rule of law or by order of a court or governmental body or agency. Notwithstanding the foregoing, Ralston shall be entitled to retain a copy of his contacts file and other personal materials he may have developed, generated or received during his service with the Company, and shall be entitled to use the same in connection with permissible real estate activities as set forth in Paragraph 5 hereof; provided that nothing contained in this sentence shall permit Ralston to disclose the same to third parties in violation of the provisions of this Paragraph 10. On the Separation Date, Ralston shall deliver to CNLR his CNLR identification card and office keys and any other CNLR property or tangible Company Confidential Information in his possession, custody, or control as the Company may request.

     11. Ralston agrees that he will truthfully give evidence and provide all other assistance which CNLR or any of its affiliates may from time to time reasonably require in connection with the defense or prosecution of any action or proceeding that has been or may be instituted by or against CNLR or any of its affiliates in relation to events which occurred during the period of Ralston’s employment with CNLR. CNLR will reimburse Ralston for all reasonable out-of-pocket expenses incurred in connection with such cooperation upon the presentation of an itemized invoice with appropriate supporting documentation. CNLR and its officers and employees agree that they will truthfully give evidence and provide all other assistance which Ralston may from time to time reasonably require in connection with the defense or prosecution of any action or proceeding that has been or may be instituted by or against Ralston in relation to events which occurred during the period of Ralston’s employment with CNLR, and Ralston shall reimburse CNLR for all reasonable out-of-pocket expenses incurred in connection with such cooperation upon the presentation of an itemized invoice with appropriate supporting documentation except to the extent that such expenses would otherwise be indemnifiable by the Company as contemplated by Paragraph 12 hereof.

     12. Ralston shall continue to be entitled to the indemnification rights provided by the articles of incorporation, bylaws or special indemnification agreements with respect to actions taken by him (a) during the period of Ralston’s employment with CNLR, (b) specifically at the request of CNLR during the period he is providing Consulting Services to the Company as contemplated by Paragraph 3(a), and (c) to the extent he is requested and agrees to provide services to the Company beyond the scope of the consulting services contemplated in Paragraph 3 (such an engagement in development work on behalf of CNLR or its affiliates or negotiating joint ventures or other arrangements) and such services are in excess of the Hours Requirement in accordance with the term and conditions thereon as in effect on the date hereof, subject only to such amendments as may be effective for all senior executive officers of CNLR hereafter.

     13. Ralston acknowledges that he had adequate time to consider this Agreement and that he has seven (7) calendar days from the date he executes this Agreement in which to revoke it and that this Agreement will not be effective or enforceable nor the amounts set forth in Paragraph 2 paid until after the seven-day revocation period ends without revocation by Ralston. Revocation can be made by delivery of a written notice of revocation to Jay Whitehurst, General Counsel, Commercial Net Lease Realty, Inc., 450 South Orange Avenue, Suite 900, Orlando, FL, 32801, by midnight on or before the seventh calendar day after Ralston signs the Agreement.

     14. Ralston acknowledges that he has been advised to consult with an attorney of his choice with regard to this Agreement. Ralston hereby acknowledges that he understands the significance of this Agreement, and represents that the terms of this Agreement are fully understood and voluntarily accepted by him.

     15. CNLR and Ralston agree that they will treat the existence and terms of this Agreement as confidential and will not discuss the Agreement (with the exception of Paragraphs 1, 3 and 5 herein), the fact of settlement, or the negotiations and communications leading to this Agreement, with anyone other than: (i) their counsel or tax advisor, as necessary to seek their professional advice, (ii) in the case of Ralston, his wife, (iii) as required by compulsory legal process (provided that, to the extent reasonably practicable, the party required to disclose the terms hereof provide written thereof to the other party at least five (5) business days prior to the date that such disclosure is required), (iv) in the case of CNLR, its independent accountants, (v) in the case of CNLR, to a prospective lender or in connection with a proposed transaction (provided that the recipient of the of the disclosure is bound by a written confidentiality agreement), (vi) upon the advice of counsel, to comply with securities law disclosure requirements, or (vi) in order to enforce the terms of this Agreement. To the extent CNLR elects to make the existence or terms of this Agreement public under the provisions of (iii), (iv) or (v) hereof, Ralston shall not be precluded from discussing or disclosing those matters publicly disclosed by CNLR with or to third parties.

     16. Ralston shall not disparage, denigrate or comment negatively upon, either orally or in writing, any member of the CNLR Group or any CNLR Releasee to or in the presence of any other person or entity unless compelled to do so by a valid subpoena or court order; provided, however, that if Ralston receives such a subpoena or court order he gives, to the extent reasonably practicable, CNLR written notice thereof at least five (5) business days prior to the date on which Ralston is required to comply. CNLR shall not disparage, denigrate or comment negatively upon, either orally or in writing Ralston to or in the presence of any other person or entity unless compelled to do so by a valid subpoena or court order; provided, however, that if CNLR receives such a subpoena or court order CNLR gives, to the extent reasonably practicable, Ralston written notice thereof at least five (5) business days prior to the date on which CNLR is required to comply. Nothing contained herein is intended to or shall limit or either parties’ ability to make truthful statements necessary to comply with applicable laws, rules or regulations, to obtain any benefits under any bond and/or insurance policy, or to commence, institute, prosecute or defend any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority.

     17. In the event of violation by either party of the undertakings or agreements set forth in this Agreement, either Ralston or CNLR, as applicable, shall have the right to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain the other party from violating such undertakings or agreements or to compel such party to perform such undertakings or agreements. Notwithstanding the foregoing, neither party shall be entitled to exercise the rights and remedies set forth in the remaining sentences of this Paragraph unless (a) such party has given notice to the other party of the violation (setting forth with reasonable specificity the nature of the violation), and (b) the other party has been given an appropriate period to cure the violation. For violations of obligations to make payments hereunder, the cure period shall be three (3) business days. For violations of other obligations that are capable of being cured, the cured period shall be thirty (30) days. There shall be no cure period for violations of obligations that cannot be cured. In the event of a breach by Ralston, CNL shall have the right to (i) immediately stop the payments as described in Paragraph 2(a), (ii) cause the forfeiture of any shares of unissued Restricted Stock held in escrow as described in Paragraph 2(d), and (iii) terminate the consulting obligations described in Paragraph 3. Ralston shall indemnify and hold the Company harmless from, and shall be fully responsible for, all costs and expenses, including without limitation actual attorney fees and related legal costs and expenses incurred by the Company, in enforcing the covenants, undertakings and agreements of Ralston under this Agreement. In the case of a breach thereof by CNLR (i) all payments required to be made hereunder shall be accelerated and shall be immediately due and payable, (ii) the shares of restricted stock of CNLR held in escrow shall be immediately released to Ralston, and (iii) the restrictions of Paragraph 5 hereof shall immediately terminate. CNLR shall indemnify and hold the Ralston harmless from, and shall be fully responsible for, all costs and expenses, including without limitation actual attorney fees and related legal costs and expenses incurred by Ralston, in enforcing the covenants, undertakings and agreements of CNLR under this Agreement. Nothing herein contained shall in any way limit or exclude any and all other rights granted by law or equity to Ralston or the Company.

     18. This Agreement shall be binding on CNLR and Ralston and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall run to the benefit of the Releasees and each of them and to their respective heirs, administrators, representatives, executors, successors and assigns. Except for the obligations to pay fees to Ralston in connection with his performance of the Consulting Services (the “Consulting Fees”), the obligations of CNLR to Ralston pursuant to this Agreement shall not be affected by the death, disability or incapacity of Ralston (a “Death or Disability Event”), and in the event thereof, any payments required hereunder shall be made to his heirs or personal representative at such time had such obligations would have been payable had there not been a Death or Disability Event. In the event of a Death or Disability Event, CNLR’s obligation to pay the Consulting Fees shall terminate on the date of such event and CNLR’s obligation to pay such fees shall cease, provided, however, any accrued and unpaid Consulting Fees shall be payable by CNLR to Ralston’s heirs or personal representative through and including the Death or Disability Event. For the purposes of this Agreement, a Disability Event shall be defined as an event or circumstance arising by way of illness or accident that prevents Ralston from carrying out his consulting obligations under Paragraph 3 hereunder for three calendar months out of any consecutive period of six (6) calendar months.

     19. This Agreement sets forth the entire agreement between Ralston and CNLR, and fully supersedes any and all prior agreements or understandings between them regarding its subject matter, including the Ralston Employment Agreement and Restricted Stock Agreement (provided, however, that those provisions of the Restricted Stock Agreement referred to herein shall remain valid and effective, notwithstanding the termination of such Agreement). This Agreement may only be modified by written agreement signed by both parties.

     20. If any of the provisions of this Agreement, including without limitation any of the restrictive covenants herein, or any part thereof, is determined to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from the Agreement and the remainder of the Agreement shall remain in full force and effect. The language of all valid parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning and not strictly for or against any of the parties.

     21. Except as set forth in Paragraph 17 above, any dispute between the parties concerning the performance, breach, construction or interpretation of this Agreement, or in any manner arising out of this Agreement, shall be submitted to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), which arbitration shall be carried out in the manner set forth below:

          (a) Within fifteen (15) days after written notice by one party to the other party of its demand for arbitration under this Paragraph 11, which demand shall set forth the name and address of its designated arbitrator, the other party shall select its designated arbitrator and so notify the demanding party. Within fifteen (15) days thereafter, the two arbitrators so selected shall select the third arbitrator. The dispute shall be heard by the arbitrators so selected within ninety (90) days after selection of the third arbitrator. The decision of any two arbitrators shall be binding upon the parties. Should any party or arbitrator fail to make a selection, the AAA shall designate such arbitrator upon the application of either party. Any arbitrator designated by any party, the selected arbitrators or the AAA must meet the standards of R-17 of the Commercial Arbitration Rules of the AAA. The decision of the arbitration panel so selected shall be final and binding upon the parties.

          (b) The arbitration proceedings shall take place in Orlando, Florida, and the determination of the arbitrators in such proceedings shall be binding on the parties. Judgment upon any award rendered by the arbitrators may be entered into by any court having competent jurisdiction without any right of appeal.

          (c) Each party shall pay its or his own expenses of arbitration (including its attorneys’ fees and costs), and the expenses of the arbitrators and the arbitration proceeding shall be shared equally. However, the arbitrators shall have the power to assess against a party, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and the expenses and costs of the arbitrators and the arbitration proceeding.

     22. All notice required to be given under this Agreement to any party shall be in writing and delivered personally to the other party by hand delivery or sent by United States certified mail, return receipt requested, postage prepaid, addressed to the other party at the address set forth below or at such other address as such party shall so notify the other party. Any notice shall be deemed to be received when received if hand delivered or two (2) business days after being properly deposited in the United States mail as set forth above.

     23. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by reason of such party having, or being deemed to have, drafted, devised, or imposed such provision.

     24. This Agreement shall be governed in all respects by Florida law, without regard to its conflict of laws principles.

PLEASE READ CAREFULLY.
THIS AGREEMENT AND GENERAL RELEASE INCLUDES A
RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated: As of April 23, 2004	/s/Gary M. Ralston
GARY M. RALSTON
152 Trismen Terrace Winter Park, FL 32789

Dated: As of April 23, 2004	COMMERCIAL NET LEASE REALTY, INC.
BY:
450 South Orange Avenue Suite 900 Orlando, FL 32801 Attn: General Counsel

PART II

FIRST AMENDMENT TO SEPARATION
AGREEMENT AND GENERAL RELEASE

     This First Amendment to Separation Agreement and General Release (“Amendment”) is made and entered into as of the 30th day of December 2004, by and between Gary M. Ralston (“Ralston”) and Commercial Net Lease Realty, Inc., a Maryland corporation (“CNLR” or the “Company”).

     WHEREAS, Ralston and CNLR have entered into that certain Separation Agreement and General Release dated as of April 23, 2004 (the “Agreement”), which provides, among other things, for payment by CNLR of certain amounts to Ralston and consulting services to be provided by Ralston to CNLR, as well as a non-compete period applicable to Ralston;

     WHEREAS, CNLR and Ralston have agreed that CNLR may prepay all remaining amounts due to Ralston, subject to a two percent (2%) discount, and that upon such prepayment that Ralston will be released from all obligations in connection with consulting services or in connection with any non-compete period.

     NOW, THEREFORE, in consideration of the premises hereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. All capitalized terms used herein shall have the same meaning as ascribed thereto in the Agreement.

          2. CNLR will pay all amounts due to Ralston under the Agreement within ten (10) days from the effective date hereof.

          3. The provisions of Paragraph 3(a) of the Agreement concerning Consulting Services to be provided by Ralston and the provisions of Paragraph 5 of the Agreement concerning Ralston’s non-compete obligations and the related Non-Compete Period are hereby terminated in their entirety.

          4. CNLR shall promptly cause all remaining shares escrowed pursuant to Paragraph 2(d) of the Agreement to be released to Ralston.

          5. In all other respects, the Agreement shall remain in full force and effect in accordance with its terms.

COMMERCIAL NET LEASE REALTY, INC.

By: /s/ Julian E. Whitehurst	/s/ Gary M. Ralston
Name: Julian E. Whitehurst	Gary M. Ralston
Title: Executive Vice President and Chief Operating officer